Exhibit 99.1

KONTOOR BRANDS ANNOUNCES SECOND QUARTER 2019 RESULTS

Second Quarter 2019 GAAP EPS of $0.67, Adjusted EPS of $0.96

Reaffirms Full-Year 2019 Outlook

GREENSBORO, N.C. - Aug. 8, 2019 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its second quarter ended June 29, 2019. Kontoor became an independent, publicly traded company on May 23, 2019.
“The restructuring and cost savings actions we’ve taken to simplify and stabilize the organization are paying off and are setting the foundation for improved profitability in the second half of 2019 and beyond,” said Scott Baxter, President and Chief Executive Officer, Kontoor Brands. “We will remain disciplined in our approach and focused on our total shareholder return goal of 8 to 10 percent supported by an industry leading dividend.”
Second Quarter 2019 Income Statement Review
This release refers to “adjusted” amounts that exclude the impact of restructuring and separation costs, changes in our business model and other adjustments, as well as “constant currency” figures, which are further described in the Non-GAAP Financial Measures paragraph below.
Revenue decreased 8 percent to $610 million on a reported basis in the second quarter of 2019 and was down 7 percent in constant currency. On an adjusted basis, revenue declined 6 percent to $602 million.
Adjusted revenue declines, during the quarter, were primarily driven by three factors:

•	Impacts of a major U.S. retailer bankruptcy in Q4 2018, which represented about 2 points of the decline;

•	Actions to exit an underperforming country in Europe and to change business models in select markets, which contributed an additional 2 points to the decline; and,

•	Foreign currency headwinds that impacted revenues by approximately 1 point.
During the second quarter, U.S. revenue was $487 million, down 3 percent on a reported basis. Adjusted U.S. revenues declined 1 percent. International revenue was $123 million, down 25 percent on a reported basis and down 19 percent in constant currency, driven primarily by strategic actions to exit an underperforming country, as well as business model changes in select markets. Adjusted international revenues declined 23 percent, with strategic actions and timing shifts of shipments largely driving the declines.
Wrangler® brand global revenue decreased 8 percent to $364 million on a reported basis, down 7 percent in constant currency, largely driven by international performance. U.S. revenue declined 3 percent due to timing shifts of shipments and the customer bankruptcy. Adjusted global revenues declined 8 percent. Excluding currency and the impact of the customer bankruptcy, Wrangler® adjusted revenue would have been down 6 percent in the quarter. Of note, excluding the bankruptcy, Wrangler’s U.S wholesale performance was up 2 percent in the first half of 2019, and we anticipate global sales to accelerate in the second half of this year.
Lee® brand global revenue decreased 5 percent to $207 million on a reported basis, down 3 percent in constant currency. Adjusted global revenues declined 5 percent. Excluding currency and the impact of the customer bankruptcy, Lee® adjusted revenue would have increased 1 percent in the quarter.
Other (including non-branded VF Outlet™ and Rock & Republic®) global revenue decreased 20 percent to $39 million, while on an adjusted basis, Other global revenue decreased 2 percent to $35 million.
Gross margin decreased 160 basis points to 38.6 percent on a reported basis. On an adjusted basis, gross margin was down 110 basis points to 40.0 percent. Declines were primarily due to charges associated with global restructuring activities and related actions, as well as the impacts of unfavorable channel mix driven by lower international sales and higher levels of distressed sales, as well as negative impacts from foreign currency. The comparative performance in gross margin will improve in the second half of the year versus the first half.
Selling, General & Administrative (SG&A) expenses were $182 million on a reported basis, up 110 basis points, as a percent of revenue. On an adjusted basis, SG&A was $167 million, down 40 basis points as a percent of revenue, driven by expense control.
Operating income on a reported basis was $54 million. On an adjusted basis, operating income was $74 million, down 11 percent. Operating margin on a reported basis declined 260 basis points to 8.8 percent. Adjusted operating margin decreased 70 basis points to 12.3 percent.
Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) on a reported basis was $60 million, down 26 percent. Adjusted EBITDA was $82 million, down 10 percent. EBITDA margin on a reported basis declined 250 basis points to 9.9 percent. Adjusted EBITDA margin decreased 60 basis points to 13.6 percent.
Earnings per share was $0.67 on a reported basis. Adjusted earnings per share was $0.96.
Balance Sheet
The company ended second quarter 2019 with $77 million in cash and cash equivalents, and approximately $1 billion in total debt, after paying down approximately $50 million of debt during the quarter.
On July 23, 2019, Kontoor Brands’ Board of Directors declared a regular quarterly cash dividend of $0.56 per share payable on September 20, 2019, to shareholders of record at the close of business on September 10, 2019.

Inventory at the end of second quarter 2019 was $538 million, up 9 percent compared to the prior year period, primarily due to inventory built in anticipation of plants closed during the quarter. At year-end, inventory levels are expected to improve and be relatively flat to below prior year levels.
Full Year 2019 Outlook Reaffirmed
“We have the pieces in place and see a clear path to achieving our long-term revenue growth, margin improvement, and cash generation goals,” said Baxter. “These improvements start to gain traction in the second half of 2019 as our business model changes and cost improvement initiatives begin to take hold.”
Kontoor Brands’ outlook for the fiscal year ended December 28, 2019, remains unchanged:

•
Revenue is expected to exceed $2.5 billion, reflecting a mid-single digit decline compared with full year 2018 adjusted revenue. Excluding the negative impact of foreign currency exchange rates, impacts of a prior year U.S. retailer bankruptcy, and strategic business exits, full year 2019 revenue is expected to be relatively consistent with full year 2018 adjusted revenue. First half reported revenue declined mid-single digits and the company expects second half revenue to improve, with the fourth quarter benefiting the most from strategic actions and the Q4 2018 customer bankruptcy comparison.

•
Adjusted EBITDA is expected to range between $340 million and $360 million, reflecting a mid-single digit to low double-digit decline compared with full year 2018 adjusted EBITDA. As anticipated, the impacts of strategic actions and the prior year U.S. retailer bankruptcy weighed on our second quarter performance. We expect to see improved second half performance as benefits from restructuring and cost savings initiatives begin to more fully manifest. As planned, inventory levels are expected to remain elevated during the third quarter of the year due to the inventory built during the second quarter in anticipation of plants closed. The company expects second half adjusted EBITDA to be more weighted to the fourth quarter.

•
Capital Expenditures are expected to range between $55 million and $65 million, including approximately $30 million to $40 million to support the design and implementation of a global enterprise resource planning (ERP) system. As previously announced, the global ERP system implementation is expected to require approximately $80 million to $90 million of capital investment during a two-to-three year period and is expected to result in significant efficiencies and cost savings, once fully implemented.

•	Other full year assumptions include an effective tax rate of approximately 24 percent. Interest expense should be approximately $40 million in 2019, or $60 million on an annualized basis.
Reaffirmed 2020 to 2021 Financial Roadmap

•	Revenue is expected to increase at a low-single digit compound annual growth rate (CAGR) over the period.

•	Adjusted EBITDA is expected to increase at a mid-single digit CAGR over the period.

•	Capital Expenditures are expected to range between $105 million and $110 million in aggregate over the period.

Webcast Information
Kontoor Brands will host its second quarter 2019 conference call beginning at 8:30 a.m. Eastern Time today, August 8, 2019. The conference will be broadcast live via the internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location for three months.
Non-GAAP Financial Measures
Constant Currency - This release refers to “reported” amounts in accordance with U.S. GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.
Adjusted Amounts - This release refers to adjusted amounts that exclude the impact of restructuring and separation costs, changes in our business model and other adjustments.
Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management’s view of why this information is useful to investors. Such non-GAAP measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The non-GAAP measures used by Kontoor Brands in this press release may be different from the measures used by other companies.
About Kontoor Brands
Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders.
Forward-Looking Statements
Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting Kontoor Brands and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of Kontoor to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with Kontoor Brands’ spin-off from VF Corporation, including the risk of disruption to Kontoor’s business in connection with the spin-off and that Kontoor could lose revenue as a result of such disruption; the risk that Kontoor does not realize all of the expected benefits of the spin-off; the risk that the spin-off will not be tax-free for U.S. federal income tax purposes; and the risk that there will be a loss of synergies from separating the businesses that could negatively impact the balance sheet, profit margins or earnings of Kontoor. Other risks for Kontoor include foreign currency fluctuations; the level of consumer demand for apparel; disruption to distribution systems; reliance on a small number of large customers; the financial strength of customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior, intense competition from online retailers, manufacturing and product innovation; increasing pressure on margins; ability to implement its business strategy; ability to grow its international and direct-to-consumer businesses; Kontoor’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that Kontoor’s facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; stability of manufacturing facilities and foreign suppliers; continued use by suppliers of ethical business practices; ability to accurately forecast demand for products; continuity of members of management; ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by licensees and distributors of the value of Kontoor’s brands; ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; the risk of economic uncertainty associated with the pending exit of the United Kingdom from the European Union ("Brexit") or any other similar referendums that may be held; and adverse or unexpected weather conditions. More information on potential factors that could affect Kontoor’s financial results is included from time to time in Kontoor’s public reports filed with the SEC and Kontoor Brands’ Registration Statement on Form 10 also filed with the SEC.

KONTOOR BRANDS, INC.
Condensed Combined Statements of Income
(Unaudited)
(In thousands)

	Three Months Ended June		%	Six Months Ended June		%
	2019	2018	Change	2019	2018	Change
Net revenues	$609,746	$663,856	(8)%	$1,258,090	$1,333,519	(6)%
Costs and operating expenses
Cost of goods sold	374,177	396,785	(6)%	775,202	779,206	(1)%
Selling, general and administrative expenses	182,049	191,337	(5)%	404,173	386,171	5%
Total costs and operating expenses	556,226	588,122	(5)%	1,179,375	1,165,377	1%
Operating income	53,520	75,734	(29)%	78,715	168,142	(53)%
Interest income from former parent, net	1,423	1,660	(14)%	3,762	3,311	14%
Interest expense	(7,638)	(416)	*	(7,736)	(781)	*
Interest income	1,408	1,386	2%	2,831	2,668	6%
Other expense, net	(1,370)	(1,241)	10%	(2,341)	(2,438)	(4)%
Income before income taxes	47,343	77,123	(39)%	75,231	170,902	(56)%
Income taxes	9,357	16,665	(44)%	21,832	30,748	(29)%
Net income	$37,986	$60,458	(37)%	$53,399	$140,154	(62)%

Earnings per share
Basic	$0.67	$1.07		$0.94	$2.47
Diluted	$0.67	$1.07		$0.94	$2.47

Basis of presentation: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended June 2019 and June 2018 relate to the 13-week and 26-week fiscal periods ended June 29, 2019 and June 30, 2018, respectively. References to December 2018 relate to the balance sheet as of December 29, 2018.

* Calculation not meaningful

KONTOOR BRANDS, INC.
Condensed Combined Balance Sheets
(Unaudited)
(In thousands)

	June 2019	December 2018	June 2018
ASSETS
Current assets
Cash and equivalents	$76,687	$96,776	$86,356
Accounts receivable	254,049	252,966	262,525
Due from related parties, current	—	547,690	553,976
Related party notes receivable	—	517,940	546,740
Inventories	538,168	473,812	491,836
Other current assets	79,397	52,014	45,202
Total current assets	948,301	1,941,198	1,986,635
Due from related parties, noncurrent	—	611	—
Property, plant and equipment, net	131,727	138,449	142,263
Operating lease assets	90,416	—	—
Intangible assets, net	50,953	53,059	55,263
Goodwill	213,761	214,516	216,080
Other assets	153,044	110,632	120,439
TOTAL ASSETS	$1,588,202	$2,458,465	$2,520,680
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$2,829	$3,215	$5,062
Current portion of long-term debt	26,250	—	—
Accounts payable	159,214	134,129	136,620
Due to related parties, current	—	16,140	59,424
Related party notes payable	—	269,112	269,112
Accrued liabilities	177,582	194,228	166,881
Operating lease liabilities, current	34,439	—	—
Total current liabilities	400,314	616,824	637,099
Operating lease liabilities, noncurrent	58,594	—	—
Other liabilities	86,189	118,189	115,894
Long-term debt	960,937	—	—
Commitments and contingencies
Total liabilities	1,506,034	735,013	752,993
Total equity	82,168	1,723,452	1,767,687
TOTAL LIABILITIES AND EQUITY	$1,588,202	$2,458,465	$2,520,680

KONTOOR BRANDS, INC.
Condensed Combined Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June
	2019	2018
OPERATING ACTIVITIES
Net income	$53,399	$140,154
Depreciation and amortization	16,025	16,089
Stock-based compensation	11,473	5,552
Other, net	499,254	(426,793)
Cash provided (used) by operating activities	580,151	(264,998)
INVESTING ACTIVITIES
Capital expenditures	(9,300)	(13,035)
Repayments from related party notes receivable	517,940	—
Other, net	1,081	6,050
Cash provided (used) by investing activities	509,721	(6,985)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	1,050,000	—
Other, net (including transfers to former parent)	(2,160,956)	280,534
Cash (used) provided by financing activities	(1,110,956)	280,534
Effect of foreign currency rate changes on cash and cash equivalents	995	(3,006)
Net change in cash and cash equivalents	(20,089)	5,545
Cash and cash equivalents – beginning of period	96,776	80,811
Cash and cash equivalents – end of period	$76,687	$86,356

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reportable Segment Information
(Unaudited)
(Dollars in thousands)

	Three Months Ended June			% Change Constant Currency (a)
	2019	2018	% Change
Segment revenues:
Wrangler	$363,992	$397,745	(8)%	(7)%
Lee	206,908	217,773	(5)%	(3)%
Other (b)	38,846	48,338	(20)%	(20)%
Total segment revenues	$609,746	$663,856	(8)%	(7)%
Segment profit:
Wrangler	$56,980	$67,670	(16)%	(18)%
Lee	13,747	18,065	(24)%	(21)%
Other (b)	1,805	1,363	32%	33%
Total segment profit	72,532	87,098	(17)%	(18)%
Corporate and other expenses	(20,382)	(12,605)	62%	62%
Interest income from former parent, net	1,423	1,660	(14)%	(14)%
Interest expense	(7,638)	(416)	*	*
Interest income	1,408	1,386	2%	2%
Income before income taxes	$47,343	$77,123	(39)%	(40)%

	Six Months Ended June			% Change Constant Currency (a)
	2019	2018	% Change
Segment revenues:
Wrangler	$733,927	$762,728	(4)%	(2)%
Lee	448,439	479,734	(7)%	(4)%
Other (b)	75,724	91,057	(17)%	(17)%
Total segment revenues	$1,258,090	$1,333,519	(6)%	(4)%
Segment profit:
Wrangler	$80,645	$130,616	(38)%	(48)%
Lee	31,380	54,054	(42)%	(41)%
Other (b)	(1,280)	(387)	(231)%	(230)%
Total segment profit	110,745	184,283	(40)%	(47)%
Corporate and other expenses	(34,371)	(18,579)	85%	85%
Interest income from former parent, net	3,762	3,311	14%	14%
Interest expense	(7,736)	(781)	*	*
Interest income	2,831	2,668	6%	7%
Income before income taxes	$75,231	$170,902	(56)%	(63)%

(a) Refer to constant currency definition on the following pages.
(b) Other is included for purposes of reconciliation of revenues and profit, but it is not considered a reportable segment. Other includes sales (i) of VF-branded products (other than Wrangler® and Lee® branded products which are reported in the respective segments above) and third-party branded merchandise at VF Outlet™ stores, (ii) of Rock and Republic® branded apparel, (iii) to VF for products manufactured in our plants and use of our transportation fleet and, (iv) from fulfilling a transition services agreement related to VF's sale of its Nautica® brand business in mid-2018.

* Calculation not meaningful

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reportable Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)
(Dollars in thousands)

	Three Months Ended June 2019
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$363,992	$5,452	$369,444
Lee	206,908	4,462	211,370
Other	38,846	17	38,863
Total segment revenues	$609,746	$9,931	$619,677
Segment profit:
Wrangler	$56,980	$(1,356)	$55,624
Lee	13,747	603	14,350
Other	1,805	3	1,808
Total segment profit	72,532	(750)	71,782
Corporate and other expenses	(20,382)	(62)	(20,444)
Interest income from former parent, net	1,423	—	1,423
Interest expense	(7,638)	(375)	(8,013)
Interest income	1,408	9	1,417
Income before income taxes	$47,343	$(1,178)	$46,165

	Six Months Ended June 2019
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$733,927	$14,424	$748,351
Lee	448,439	13,973	462,412
Other	75,724	18	75,742
Total segment revenues	$1,258,090	$28,415	$1,286,505
Segment profit:
Wrangler	$80,645	$(12,747)	$67,898
Lee	31,380	299	31,679
Other	(1,280)	2	(1,278)
Total segment profit	110,745	(12,446)	98,299
Corporate and other expenses	(34,371)	(62)	(34,433)
Interest income from former parent, net	3,762	—	3,762
Interest expense	(7,736)	(325)	(8,061)
Interest income	2,831	18	2,849
Income before income taxes	$75,231	$(12,815)	$62,416

Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Condensed Combined Statements of Income by Quarter
(Unaudited)
(In thousands)

	2018
	March	June	September	December	Full Year
Net revenues	$669,663	$663,856	$704,246	$726,233	$2,763,998
Costs and operating expenses
Cost of goods sold	382,421	396,785	424,053	446,176	1,649,435
Selling, general and administrative expenses	194,834	191,337	184,909	210,441	781,521
Total costs and operating expenses	577,255	588,122	608,962	656,617	2,430,956
Operating income	92,408	75,734	95,284	69,616	333,042
Interest income from former parent, net	1,651	1,660	2,104	2,323	7,738
Interest expense	(365)	(416)	(200)	(2,755)	(3,736)
Interest income	1,282	1,386	1,508	4,127	8,303
Other expense, net	(1,197)	(1,241)	(2,084)	(746)	(5,269)
Income before income taxes	93,779	77,123	96,612	72,565	340,078
Income taxes	14,083	16,665	25,594	20,663	77,005
Net income	$79,696	$60,458	$71,018	$51,902	$263,073

Basis of presentation: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to the March, June, September and December quarters of 2018 relate to the 13-week fiscal periods ended March 31, 2018, June 30, 2018, September 29, 2018, and December 29, 2018, respectively. The Company presented its 2018 unaudited condensed combined statements of income by quarter in its press release dated June 20, 2019 in order to provide investors with comparable financial information.  Selling, general and administrative expenses in the June and September 2018 quarters presented above have been revised to correct the allocation of a $3.5 million pre-tax pension curtailment charge from the September 2018 quarter to the June 2018 quarter.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures by Quarter (Non-GAAP)
(Unaudited)
(Thousands, except per share amounts)

	2019		2018

	March	June	March	June	September	December	Full Year

Net revenues - as reported under GAAP	$648,344	$609,746	$669,663	$663,856	$704,246	$726,233	$2,763,998
Business model changes(a)	(18,416)	(7,389)	(21,694)	(21,027)	(22,248)	(16,363)	(81,332)
Adjusted net revenues	$629,928	$602,357	$647,969	$642,829	$681,998	$709,870	$2,682,666

Cost of goods sold - as reported under GAAP	$401,025	$374,177	$382,421	$396,785	$424,053	$446,176	$1,649,435
Restructuring & separation costs(b)	(12,847)	(4,807)	—	(1,662)	(129)	(10,731)	(12,522)
Business model changes(a)	(17,831)	(6,363)	(15,443)	(16,489)	(20,207)	(13,934)	(66,073)
Other adjustments(c)	(186)	(1,618)	(2,968)	281	631	(19)	(2,075)
Adjusted cost of goods sold	$370,161	$361,389	$364,010	$378,915	$404,348	$421,492	$1,568,765

Selling, general and administrative expenses - as reported under GAAP	$222,124	$182,049	$194,834	$191,337	$184,909	$210,441	$781,521
Restructuring & separation costs(b)	(23,734)	(7,954)	(1,936)	(355)	(1,087)	(12,715)	(16,093)
Business model changes(a)	(3,724)	(2,410)	(6,175)	(6,203)	(4,460)	(4,787)	(21,625)
Other adjustments(c)	(2,638)	(4,602)	2,290	(4,216)	5,437	11,765	15,276
Adjusted selling, general and administrative expenses	$192,028	$167,083	$189,013	$180,563	$184,799	$204,704	$759,079

Other expense, net - as reported under GAAP	$(971)	$(1,370)	$(1,197)	$(1,241)	$(2,084)	$(746)	$(5,269)
Business model changes(a)	61	(204)	20	(216)	53	(10)	(153)
Other adjustments(c)	1,368	1,524	1,115	1,341	1,164	1,558	5,178
Adjusted other expense, net	$458	$(50)	$(62)	$(116)	$(867)	$802	$(244)

Diluted earnings per share - as reported under GAAP	$0.27	$0.67	$1.41	$1.07	$1.25	$0.92	$4.64
Restructuring & separation costs(b)	0.59	0.18	0.03	0.03	0.02	0.33	0.40
Business model changes(a)	0.06	0.02	—	0.03	0.05	0.04	0.12
Other adjustments(c)	0.04	0.08	0.01	0.05	(0.09)	(0.17)	(0.19)
Adjusted diluted earnings per share	$0.96	$0.96	$1.45	$1.18	$1.23	$1.12	$4.98

Net income - as reported under GAAP	$15,413	$37,986	79,696	60,458	71,018	51,902	263,073
Income taxes	12,475	9,357	14,083	16,665	25,594	20,663	77,005
Interest income from former parent, net	(2,339)	(1,423)	(1,651)	(1,660)	(2,104)	(2,323)	(7,738)
Interest expense	98	7,638	365	416	200	2,755	3,736
Interest income	(1,423)	(1,408)	(1,282)	(1,386)	(1,508)	(4,127)	(8,303)
EBIT	$24,224	$52,150	$91,211	$74,493	$93,200	$68,870	$327,773

Depreciation and amortization	7,703	7,761	8,310	7,780	7,581	7,361	31,032

EBITDA	$31,927	$59,911	$99,521	$82,273	$100,781	$76,231	$358,805
Restructuring & separation costs(b)	36,581	12,761	1,936	2,017	1,216	23,446	28,615
Business model changes(a)	3,200	1,180	(57)	1,449	2,472	2,348	6,212
Other adjustments(c)	4,192	7,744	1,793	5,276	(4,904)	(10,188)	(8,023)
Adjusted EBITDA	$75,900	$81,596	$103,193	$91,015	$99,565	$91,837	$385,609

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures by Quarter (Non-GAAP)
(Unaudited)
(Thousands, except per share amounts)

Basis of presentation: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to the March 2019, June 2019, March 2018, June 2018, September 2018 and December 2018 quarters relate to the 13-week fiscal periods ended March 30, 2019, June 29, 2019, March 31, 2018, June 30, 2018, September 29, 2018, and December 29, 2018, respectively. The Company has presented its 2018 financial information by quarter in order to provide investors with comparable financial information.

Non-GAAP Financial Information
The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, Adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, since the Company's current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

(a)  Business model changes relate to the exit of unprofitable markets in select European and South American countries, and the discontinuation of manufacturing for VF Corporation. The business model change costs resulted in a net tax benefit of $0.023 million, $0.052 million, $0.247 million, $0.080 million, $0.129 million and $0.120 million for March 2019, June 2019, March 2018, June 2018, September 2018 and December 2018, respectively.

(b) Restructuring costs relate to strategic actions taken to achieve cost savings, and separation costs relate to the spin-off from VF Corporation and establishment of Kontoor as a separate public company. The restructuring costs resulted in a net tax expense of $3.184 million, $2.702 million, $0.457 million, $0.277 million, $0.236 million and $5.033 million for March 2019, June 2019, March 2018, June 2018, September 2018 and December 2018, respectively.

(c) Other adjustments have been made to revise historical corporate allocations, primarily attributable to the carve-out basis of accounting, so that Adjusted EBITDA reflects the anticipated cost structure of a separate public company. Additionally, adjustments have been made to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense for calculation of Adjusted EBITDA for debt compliance purposes. The other adjustments resulted in a net tax expense/(benefit) of $0.378 million, $1.457 million, ($0.075 million), $0.950 million, ($1,292 million) and ($2.134 million) for March 2019, June 2019, March 2018, June 2018, September 2018 and December 2018, respectively.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)
(In thousands)

	Three Months Ended June
	2019		2018
	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$609,746	$602,357	$663,856	$642,829

Gross profit	$235,569	$240,968	$267,071	$263,914
As a percentage of total net revenues	38.6%	40.0%	40.2%	41.1%

Selling, general and administrative expenses	$182,049	$167,083	$191,337	$180,563
As a percentage of total net revenues	29.9%	27.7%	28.8%	28.1%

Earnings per share - diluted	$0.67	$0.96	$1.07	$1.18

EBIT	$52,150	$73,835	$74,493	$83,235

EBITDA	$59,911	$81,596	$82,273	$91,015

Non-GAAP Financial Information
The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, Adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, since the Company's current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Net Revenue
(Unaudited)
(In thousands)

	Three Months Ended June 2019

	Net Revenues-As Reported Under GAAP

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$299,040	$108,757	$4,710	$412,507
Non-U.S. Wholesale	40,569	56,845	633	98,047
Branded Direct-To-Consumer	24,383	41,306	14	65,703
Other	—	—	33,489	33,489
Total	$363,992	$206,908	$38,846	$609,746

Geographic revenues
U.S.	$317,831	$130,795	$38,002	$486,628
International	46,161	76,113	844	123,118
Total	$363,992	$206,908	$38,846	$609,746

	Adjustments for Business Model Changes(a)

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$—	$—	$—	$—
Non-U.S. Wholesale	(1,484)	(184)	—	(1,668)
Branded Direct-To-Consumer	(1,936)	(336)	—	(2,272)
Other	—	—	(3,449)	(3,449)
Total	$(3,420)	$(520)	$(3,449)	$(7,389)

Geographic revenues
U.S.	$—	$—	$(3,449)	$(3,449)
International	(3,420)	(520)	—	(3,940)
Total	$(3,420)	$(520)	$(3,449)	$(7,389)

	Adjusted Net Revenues

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$299,040	$108,757	$4,710	$412,507
Non-U.S. Wholesale	39,085	56,661	633	96,379
Branded Direct-To-Consumer	22,447	40,970	14	63,431
Other	—	—	30,040	30,040
Total	$360,572	$206,388	$35,397	$602,357

Geographic revenues
U.S.	$317,831	$130,795	$34,553	$483,179
International	42,741	75,593	844	119,178
Total	$360,572	$206,388	$35,397	$602,357

Non-GAAP Financial Information
The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, Adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, since the Company's current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

(a) Business model changes relate to the exit of unprofitable markets in select European and South American countries, and the discontinuation of manufacturing for VF Corporation.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Net Revenue, Continued
(Unaudited)
(In thousands)

	Three Months Ended June 2018

	Net Revenues-As Reported Under GAAP

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$311,222	$100,674	$7,094	$418,990
Non-U.S. Wholesale	59,624	73,076	26	132,726
Branded Direct-To-Consumer	26,899	44,023	27	70,949
Other	—	—	41,191	41,191
Total	$397,745	$217,773	$48,338	$663,856

Geographic revenues
U.S.	$329,166	$122,655	$48,312	$500,133
International	68,579	95,118	26	163,723
Total	$397,745	$217,773	$48,338	$663,856

	Adjustments for Business Model Changes(a)

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$—	$—	$—	$—
Non-U.S. Wholesale	(3,338)	(335)	—	(3,673)
Branded Direct-To-Consumer	(4,450)	(764)	—	(5,214)
Other	—	—	(12,140)	(12,140)
Total	$(7,788)	$(1,099)	$(12,140)	$(21,027)

Geographic revenues
U.S.	$—	$—	$(12,140)	$(12,140)
International	(7,788)	(1,099)	—	(8,887)
Total	$(7,788)	$(1,099)	$(12,140)	$(21,027)

	Adjusted Net Revenues

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$311,222	$100,674	$7,094	$418,990
Non-U.S. Wholesale	56,286	72,741	26	129,053
Branded Direct-To-Consumer	22,449	43,259	27	65,735
Other	—	—	29,051	29,051
Total	$389,957	$216,674	$36,198	$642,829

Geographic revenues
U.S.	$329,166	$122,655	$36,172	$487,993
International	60,791	94,019	26	154,836
Total	$389,957	$216,674	$36,198	$642,829

Contacts:
Investors:
Eric Tracy, (336) 332-5205
Senior Director, Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Vanessa McCutchen, (336) 332-5612
Senior Director, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com